STATE OF DELAWARE
                                                SECRETARY OF STATE
                                                DIVISION OF CORPORATIONS
                                                FILED 09:00 AM 06/23/1994
                                                944115350 -2192400

                         CERTIFICATE OF AMENDMENT
                                   OF

                        CERTIFICATE OF INCORPORATION

            Pursuant to Section 242 of the General Corporation
                        Law of the State of Delaware

     The undersigned, pursuant to the provisions of the General corporation Law of the State of Delaware, do hereby certify and set forth as follows:

     FIRST: The name of the corporation is Pacific Pharmaceutical 1, Inc.

     SECOND: The amendment to the Certificate of Incorporation to be effected hereby is as follows:

                     SUNMARK INDUSTRIES 1, INC.

     Paragraphs First and Fourth of the Certificate of Incorporation, relating to the names and shares of the corporation are amended to read as follows:

FIRST:   The name of the corporation is SUNMARK INDUSTRIES 1, INC.

FOURTH: The Corporation shall be authorized to issue Fifty Million (50,000,000) at $.001 Par Value.

     THIRD: The Amendment effected herein was authorized by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of shareholders pursuant to Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: The capital of the corporation will not be reduced under or by reason of this amendment.

     IN WITNESS WHEREOF, I have hereunto set my hand and seal this 23rd day June, 1994.


By: /s/ Brian St. Clair
------------------------
Brian St. Clair, Secretary